Exhibit 99.1

CH2M HILL announced today it is taking steps to restructure the company to achieve important business objectives, including enhancing client service, improving efficiency, reducing risk, creating more opportunity for profitable growth, and providing more long-term value for its stockholders.

Company officials explained that over the past several years, the corporate structure and overhead of the company has grown in anticipation of a future state that did not materialize. In response, the company is right-sizing its overhead structure in all global operating units to align with the company’s strategy.

This restructuring aims to gain over 100 million U.S. dollars in operational efficiencies, and will include reducing the company’s total workforce by about 5% (about 1200 people out of about 26,000 worldwide). The company is offering a Voluntary Retirement Program for eligible employees in the U.S.

In addition, other activities already underway include a renewed emphasis on client service and sales, stronger focus on core markets, services and geographies, a right-sized office footprint, a more disciplined approach to risk mitigation and project delivery, and a refreshed strategy.

“From time to time, good companies adjust their businesses to the needs of their clients, their markets, and their aspirations. We’ve done this ourselves many times over the years,” said CEO Jacqueline Hinman. “We’re staying true to our values, and channeling the courage and passion our founders had for building a unique company, run by its employees, into the work ahead so we can continue to deliver on our purpose:  to lay the foundation for human progress by turning challenges into opportunities.”

Hinman added, “we continue to win significant new work and deliver excellent work for our clients every day. We intend to retain our industry-leading position and provide long-term, sustainable growth that benefits our clients, employees and stockholders.”